EXHIBIT 12 (B)

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                                          PUBLIC SERVICE ELECTRIC AND GAS COMPANY
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                                     COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                         PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS


                                                                                                                  12 Months
                                                                                                                    Ended
                                                                YEARS ENDED DECEMBER 31,                          September
                                                                                                                     30,
                                         ------------  -------------  ------------  ------------  -------------  ------------
                                             1994           1995           1996          1997          1998          1999
                                         ------------  -------------  ------------  ------------  -------------  ------------
Earnings as Defined in Regulation
  S-K (A):
Net Income (B)                                  $659           $617          $535          $528           $604          $652
Income Taxes (C)                                 302            326           268           286            406           443
Fixed Charges                                    408            419           438           450            446           450
                                         ------------  -------------  ------------  ------------  -------------  ------------
Earnings                                      $1,369         $1,362        $1,241        $1,264         $1,456        $1,545
                                         ============  =============  ============  ============  =============  ============

Fixed Charges as Defined in Regulation
  S-K (D):

Total Interest Expense                          $396           $407          $399          $395           $390          $393
Interest Factor in Rentals                        12             12            11            11             11            10
Subsidiaries' Preferred Securities
    Dividend Requirements                         --             --            28            44             45            47
Preferred Stock Dividends                         42             49            23            12              9             9
Adjustment to Preferred Stock
    Dividends to state on a pre-income
    tax basis                                     19             24            12             6              6             7
                                         ------------  -------------  ------------  ------------  -------------  ------------
Total Fixed Charges                             $469           $492          $473          $468           $461          $466
                                         ============  =============  ============  ============  =============  ============

Ratio of Earnings to Fixed Charges              2.92           2.77          2.62          2.70           3.15          3.32
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(A) The term "earnings" shall be defined as pre-tax income from continuing operations. Add to pre-tax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period and
     (b) the actual amount of any preferred stock dividend requirements of majority-owned subsidiaries which were included in such fixed charges amount but not deducted in the determination of pre-tax income.

(B)  Excludes extraordinary item.

(C) Includes State income taxes and Federal income taxes for other income and excludes taxes applicable to extraordinary item.

(D) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) preferred securities dividend requirements of subsidiaries and preferred stock dividends, increased to reflect the pre-tax earnings requirement for Public Service Electric and Gas Company.